EXHIBIT 10.1

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

AT&T Cybersecurity Supplier Go-To-Market Agreement

Supplement No. 5983.S.008

between AT&T Services, Inc.

and MobileIron, Inc.

SUPPLEMENT NO. 8

TO

AGREEMENT NO. 5983.C

After all Parties have signed, this Supplement No. 5983.S.008 (“Subordinate Agreement”) to Agreement No. 5983.C (“Agreement”) is made effective as of the last date signed by a Party (“Effective Date”) and is between MobileIron, Inc., a Delaware corporation (“Supplier”), and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties”.

WITNESSETH

WHEREAS, Supplier and AT&T entered into Agreement No. 20100106.054.C (subsequently renumbered as 5983.C) on April 22, 2010, (the “Agreement”); and

WHEREAS, Supplier and AT&T desire to supplement the Agreement establishing marketing and business processes to increase sales and drive strategic revenue for both Parties. This Subordinate Agreement will draw on the knowledge, expertise and resources of the Parties to put in place a go-to- market plans and to potentially implement, upon the completion of separate agreements, additional operating structure processes and governance to support joint solutions in an optimal manner for both Parties for mutually agreed cybersecurity sell-through channels at AT&T (“Go-To-Market Guidelines”);

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:

I.          Definitions.

a.    “Cancel” means to put an end to this Subordinate Agreement or any Order for breach by the other Party.

b.   “Cancellation” means an exercise of a remedy of a Party entitled to Cancel.

c.    “Cybersecurity Supplier Management Office” (“CSMO”) means the AT&T Cybersecurity representatives responsible for administering the GTMG.

d.   “Go-To-Market Guidelines” (“GTMG”) has the meaning defined in the preamble.

e.    “GTMG Components” consists of Governance/Rules of Engagement, Market Development Funds or “MDF” (defined below), Product Development and Training Opportunities or “PDT” (defined below), and GTM Support.

f.    “MDF” means market development funds for resources and funding support of sales and marketing activities through AT&T Cybersecurity and Supplier’s sales and distribution channels.

g.    “MDF and PDT Report” has the meaning found in IV(b)(i).

h.   “Intake Process” is the governance process for the Supplier to receive approvals including messaging, collateral, trainings and events pertaining to AT&T Cybersecurity and the Supplier.

i.     “PDT” means potential product development and training opportunities to enhance joint product(s) and service(s) through AT&T Cybersecurity sales and distribution channels, to be defined in separate agreements between the Parties, as further defined in II(c)(ii).

j.    “Reporting Period” means a calendar month.

k.   “Utilization Report” has the meaning found in IV(b)(ii).

II.        Scope.

a.   Purpose of GTMG. Create and sustain relationships between AT&T Cybersecurity and Supplier with a structure that benefits both Parties, increases AT&T Cybersecurity seller proficiency, drives revenues through both AT&T’s and the Supplier’s sales and distribution channels, builds seamless go-to-market plans, aligned roadmaps, and unified messaging between AT&T Cybersecurity and Supplier for sales through the AT&T channel. By signing below Supplier commits to providing the MDF for the GTMG Components as defined in this Subordinate Agreement.

b.  GTMG Description. The structure of a proper go-to-market relationship with AT&T Cybersecurity enables and supports joint cybersecurity offers through AT&T sales and distribution channels and specific Supplier resources. This Subordinate Agreement will outline engagement processes, support structure and joint investments in sales and marketing through the following components: 1) Governance/Rules of Engagement, 2) MDF, 3) PDT opportunities (as specified below) and 4) support, (collectively the GTMG Components), and as agreed by the parties.

Joint Supplier and AT&T offerings will combine each party’s respective strengths in cybersecurity supported by a go-to-market relationship inclusive of the GTMG Components further described below.

c.   Governance/Rules of Engagement: To fulfill the Go-To-Market Guidelines, Supplier shall adhere to the following:

The CSMO will be established to support GTMG activities. The CSMO is intended to avoid cross-party complexity and will support CSMO efforts, reporting, governance, escalations, etc. The team will follow an Intake Process to align on targets and manage the following go-to-market strategies:

1.   Supplier and AT&T Cybersecurity will participate in and prepare for bi-annual Business Reviews;

2.   [***];

3.   [***];

4.   [***];

5.   [***];

6.   Supplier shall submit all marketing materials, training and event requests through the Intake Process to facilitate approvals across portfolio messaging, legal, and brand to ensure alignment with Supplier and AT&T Cybersecurity;

7.   AT&T will follow Supplier’s branding guidelines as set forth at: https://www.mobileiron.com/en/branding-guidelines. Supplier has the right to reject any changes that AT&T makes to Supplier’s marketing materials, training and event requests.

8.   [***]; and

9.   [***].

10. The Supplier can send a request to the CSMO via email at: Cybersecurity_Supplier_Management@att.com.

i.    Market Development Funds: Supplier shall provide and adhere to the following funding and support requirements of the outlined sales and marketing activities with AT&T Cybersecurity through December 31, 2020 based on the budget that Supplier makes available for such activities, [***]

, subject to an increase or decrease by mutual agreement of the parties.

The requested funding CSMO is in support of, but not limited to, the following sales and marketing activities:

1.    Customer and Sales Event sponsorship and specialized cybersecurity sponsorship activities;

2.    Sales Trainings;

3.    Sales Incentive(s);

4.    Supplier, sales and marketing campaign(s);

5.    Collateral distribution through AT&T Cybersecurity sales and distribution channels;

6.    Creation of demos and use cases.

ii.  [***]

iii.  Support: The CSMO shall coordinate with Supplier to optimize the Supplier’s existing AT&T support model, which comprises the following AT&T Cybersecurity and Supplier support contacts:

The Supplier shall identify and provide, at no additional cost to AT&T Cybersecurity, named contacts and support in the following areas:

1.    Executive Sponsors to assist with escalations and strategic alignment

a.          Executive Sponsor: [***]

2.    Technical Account Manager(s) will assist with the overall health of the account and service management.

a.          Technical Account Manager: [***]

3.    Technical Sales Support that will support AT&T Cybersecurity with quoting and configuration for the products/services;

a.          Technical Sales Support: [***]

4.    Operation Support that will support AT&T Cybersecurity with platform and strategies changes.

a.          Operation Support: [***]

5.    Standard reasonable assistance to engage Supplier’s local and channel sales teams to work in conjunction with AT&T’s Cybersecurity salesforce.

AT&T Cybersecurity shall identify and provide, at no additional cost to the Supplier, named contacts and support in the following areas:

1.   Executive Sponsors to assist with escalations and strategic alignment; and Executive Sponsor: [***]

2.   A supplier manager to project manage the GTMG and be the liaison between the Supplier and AT&T: [***]

The availability or performance of these contacts and support will not be construed as altering or affecting Supplier’s obligations as set forth in the Warranty Section or as provided elsewhere in this Agreement. Upon request, Supplier will provide to AT&T, and keep current, an escalation document that includes names, titles and telephone numbers for a streamlined escalation process to speed resolution of reported problems. AT&T may reproduce any training material that is not available for purchase on the price list referenced in Appendix B from the Agreement provided by Supplier for training AT&T’s personnel. Any such reproduction shall include any copyright or similar proprietary and confidentiality notices contained in the items being reproduced. AT&T will comply with Supplier’s instruction to delete or return any confidential information materials in AT&T’s possession at Supplier’s sole discretion.

III.       Modification and Violations.

a.   Modification. The Parties may agree to add, remove, or modify any of the GTMG Components only in a written amendment to this Subordinate Agreement.

b.  Violations. Either Party may Cancel this Subordinate Agreement for a material breach of the Subordinate Agreement or the Order (as relevant) by the other Party, if such breach is not cured within thirty (30) days of written notice of the breach. Notwithstanding anything else herein, neither Party shall Cancel this Subordinate Agreement nor any Order until such Party has first given the other Party a written notice specifying the breach that justifies Cancellation and an opportunity to cure such breach as required herein. If the breach is one that by its nature could be cured by the Party receiving such notice (no matter how long it might take), neither Party shall Cancel unless such notice includes a written demand for cure of such breach and gives the receiving Party thirty days (or if that is not practical or sufficient given the circumstances a reasonable period not to exceed sixty (60) days for Cancellation of an Order or ninety (90) days for Cancellation of this Subordinate Agreement) in which to cure such breach. During the cure period, the Parties’ participation in the activities outlined in II (c) may be reduced or temporarily halted until the breach is cured. Neither Party is liable to the other Party for detriment resulting purely from a proper Cancellation of the Subordinate Agreement or any Order.

IV.       General Provisions

a.   Term. This Agreement shall be effective on the Effective Date and shall expire on and inclusive of December 31, 2020, unless earlier terminated as set forth herein.

b.  Reporting Requirements.

i.    Supplier shall provide a monthly “MDF and PDT Report” which includes the immediately preceding Reporting Period updated to include:

1.    The remaining MDF and PDT (if applicable) balance;

2.    The MDF and PDT accrued, if any; and

3.    The itemized MDF and PDT funds spent on activities, including to any third parties.

ii.    AT&T Cybersecurity shall provide a quarterly “Utilization Report” which is a report that includes for the preceding three Reporting Periods an itemized statement on where the MDF and PDT have been spent and its impact.

c.   Funding provisions.

i.   Timing and Usage. Timing and usage of MDF and PDT will be made upon the mutual agreement of the Parties.

ii.    [***]

iii.   Additional Charges and Taxes. This Subordinate Agreement is strictly limited to use in the United States and no invoices shall be issued with charges outside of that jurisdiction. Prices set forth in this Subordinate Agreement are exclusive of and Supplier will pay all taxes (excluding those on AT&T’s net income), surcharges, recovery fees, customs clearances, duties, levies, shipping charges and other similar charges (and any associated interest and penalties resulting from Supplier’s failure to timely pay such taxes or similar charges) relating to the sale, transfer of ownership, installation, license, use or provision of the GTMG Components, except to the extent Supplier provides a valid exemption certificate prior to the delivery of GTMG Components. To the extent required by law, Supplier may withhold or deduct any applicable taxes from payments due to AT&T, provided that Supplier will use reasonable commercial efforts to minimize any such taxes to the extent allowed by law or treaty and will furnish AT&T with such evidence as may be required by relevant taxing authorities to establish that such tax has been paid so that AT&T may claim any applicable credit.

iv.   Billing. Unless the Parties otherwise mutually agree, Supplier’s obligation to pay for a GTMG Component begins upon execution of this Agreement subject to receipt of an invoice from AT&T or an approved third-party providing services on AT&T’s behalf. AT&T and/or a third-party supplier will provide proof of performance that includes the name and address of the payee, the services or activities performed, the date of performance, and the amount paid for the services or activities (e.g., a receipt or purchase order). Supplier will pay AT&T without deduction, setoff or delay for any reason (except for withholding taxes as provided in above and Disputed Charges below). At Supplier request, , but subject to AT&T’s consent (which may not be unreasonably withheld or withdrawn), Supplier’s Affiliates may be invoiced separately, and AT&T will accept payment from such Affiliates. Supplier will be responsible for payment if Supplier’s Affiliates do not pay charges in accordance with this Agreement. AT&T may require Supplier or its Affiliates to tender a deposit if AT&T determines, in its reasonable judgment that such deposit is necessary for the GTMG Component, and AT&T may apply such deposit to any charges owed.

v.    Payments. Payment of undisputed invoices is due within [***] days after the date of the invoice and must refer to the invoice number of AT&T for AT&T invoices. Charges will be paid in U.S. dollars. Restrictive endorsements or other statements on checks are void. Supplier shall may have separate payment terms with third parties in support of this Subordinate Agreement.

d.   Disputed Charges. If Supplier disputes a charge on an invoice, Supplier will provide notice to AT&T specifically identifying the charge and the reason it is disputed within [***] days after the date of the invoice in which the disputed charge initially appears, or Supplier waives the right to dispute the charge. The portion of charges in dispute may be withheld and will not be considered due until the parties have met and conferred and agreed on a resolution to the matter.

e.   Termination. The parties may elect to terminate this Subordinate Agreement by mutual written consent or in accordance with the termination provisions of the Agreement. For clarity, if the parties agree to terminate this Subordinate Agreement alone, then the Agreement shall continue in effect.

The terms and conditions of the Agreement in all other respects remain unmodified and in full force and effect.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Subordinate Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document. Terms capitalized but not defined herein have the meaning given to them in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Subordinate Agreement to be executed, as of the Effective Date.

MobileIron, Inc.		AT&T Services, Inc.
By:	/s/Shawn Ayers	By:	/s/ Chris Kucinski
Printed Name:	Shawn Ayers	Printed Name:	Chris Kucinski
Title:	Vice President & Controller	Title:	Sr. Sourcing Manager
Date:	July 8, 2019	Date:	July 8, 2019